EXHIBIT 5.1
November 23, 2005
MTI Technology Corporation
17595 Cartwright Road
Irvine, California 92614

Re:	MTI Technology Corporation Registration Statement on Form S-3 (File No. 333-118657)
Ladies and Gentlemen:
At your request, we have examined Amendment No. 5 to the Registration Statement on Form S-3 (File No. 333-118657) (the “Registration Statement”) of MTI Technology Corporation, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 8,888,230 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), consisting of (i) 7,263,922 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of outstanding shares of the Company’s Series A Convertible Preferred Stock, $0.001 par value per share (the “Series A Convertible Preferred Stock”), originally issued pursuant to the terms of that certain Securities Purchase Agreement, dated as of June 17, 2004 (the “Securities Purchase Agreement”), by and among the Company and the purchasers named therein, and (ii) 1,624,308 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of the warrants (the “Warrants”) issued pursuant to the terms of the Securities Purchase Agreement. The Conversion Shares and the Warrant Shares may be offered for resale from time to time by and for the account of the selling stockholders as named in the Registration Statement.
As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Series A Convertible Preferred Stock and the Warrants. In addition, we have made such inquiries of officers of the Company and public officials and have considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.
We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. We have relied, as to matters of fact, upon the accuracy of representations and certificates of the Company’s officers. We also have relied on the Company’s records and have assumed the accuracy and completeness thereof.
Based upon and subject to the foregoing, we are of the opinion that (i) the Conversion Shares have been duly authorized and, when issued upon conversion of the Series A Convertible Preferred Stock in accordance with the terms of the Company’s Certificate of Designation of Series A Convertible Preferred Stock, will be legally issued, fully paid and nonassessable, and (ii) the Warrant Shares have been duly authorized and, when issued in accordance with the terms of the Warrants for the consideration set forth therein, will be legally issued, fully paid and nonassessable.
We express no opinion as to matters governed by laws of any jurisdiction other than the General Corporation Law of the State of Delaware as in effect on the date hereof.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Morrison & Foerster LLP